Exhibit 10.3l


                 SETTLEMENT AND RELEASE AGREEMENT


              This Settlement and Release Agreement (this "Agreement") is entered into this 16 day of April, 1999 (the "Execution Date"), by and between Peter J. Ratican ("Employee") located at 1265 Chateau Road, Pasadena, CA 91105 and Maxicare Health Plans, Inc., a Delaware corporation, located at 1149 South Broadway Street, Suite 910, Los Angeles, CA 90015 ("Maxicare").

              WHEREAS, Employee has been employed as Chairman of the Board ("Chairman"), President and Chief Executive Officer ("CEO") of Maxicare pursuant to the terms of that certain Amended and Restated Employment and Indemnification Agreement dated as of April 1, 1996, as amended by Amendment No. 1 thereto, dated February 11, 1997, Amendment No. 2 thereto, dated March 28, 1998 and Amendment No. 3 thereto, dated May 8, 1998 by and between Maxicare and Employee (collectively, the "Employment Agreement");

              WHEREAS, the Board of Directors of Maxicare (the "Board") has indicated that they continue to support Employee as Chairman, President and CEO and believe that Employee and the other two directors up for reelection at the 1999 Annual Meeting of Shareholders (the "1999 Annual Meeting"), Messrs. Field and Manne, should be renominated for election should they choose to run (the "Board Slate");

              WHEREAS, Employee and Maxicare have been advised that certain of its shareholders intend to propose a slate of directors at the 1999 Annual Meeting which (i) does not include Employee and (ii) which will include at least two new directors (collectively, the "Shareholder Slate");

              WHEREAS, election of the Shareholder Slate over the Board Slate would trigger a "Change of Control" as such term is defined under the Employment Agreement which would entitle the Employee to terminate the Employment Agreement pursuant to Sections 7(f) and 9(a) thereof and to receive a lump sum cash payment calculated pursuant to Section 8(a)(i) and (ii) of the Employment Agreement (the "Parachute Payment");

              WHEREAS, the Parachute Payment is estimated at approximately $3.61 million if the trading price of Maxicare's Common Stock is $5.00 or less at the time of the 1999 Annual Meeting and $3.96 million in the event the trading price of Maxicare's Common Stock is $8.00 at the time of the 1999 Annual Meeting;

              WHEREAS, the Board and the Employee wish to save Maxicare the expense, publicity and distraction of a proxy contest between the Board Slate and the Shareholder Slate;

              WHEREAS, effective as of the Effective Date, as such term is hereinafter defined, and subject to the terms and conditions set forth in this Agreement, on June 30, 1999 Employee is willing to terminate the Employment Agreement, his service as a director of Maxicare, his employment with Maxicare and to resign as Chairman, CEO and President and to waive and release certain of his rights under the Employment Agreement, including but not limited to payments pursuant to Sections 8 (a)(i) and (ii) as a result of Change of Control and
Section 8(a)(iv) as a result of a termination pursuant to Section 7(b) for "Good Reason" as such term is defined in the Employment Agreement or Section 7(e) of the Employment Agreement;

              NOW, THEREFORE, in consideration of the promises and releases given herein, the parties hereby agree as follows:

              1. Capitalized Terms. Except as expressly defined herein, capitalized terms shall have the meanings ascribed to them in the Amended Employment Agreement.

              2. Effectiveness of this Agreement. This Agreement shall be deemed effective and shall be enforceable solely upon the occurrence of the Effective Date. For purposes of this Agreement, the "Effective Date" is defined as the date when all of the requirements of the following Sections 2(a) and 2(b) are met:

                  (a) The occurrence of both of the following time periods which shall run consecutively: (i) the Release Review Period which shall be deemed to be a period consisting of either: (y) twenty-one (21) days following the date of delivery of this Agreement to the Employee, which Employee acknowledges to be April 9, 1999 (the "Release Delivery Date") or (z) such lesser period as the Employee may agree to in writing and (ii) the Release Revocation Period which shall be deemed to be a period consisting of seven (7) days following the Execution Date of this Agreement by the Employee. During the Release Revocation Period, Employee may revoke and rescind this Agreement at any time by delivering written notice thereof to Maxicare. The Release Revocation Period shall terminate at 12:01 a.m., Los Angeles time on the Effective Date which shall be the eighth (8th) day following the commencement date thereof; and

                  (b) The following occur: (i) the delivery of the fully executed Exhibits "A - I" hereof (hereinafter, collectively the "Related Agreements"); (ii) the Effective Date of the Consulting Agreement between the Company and Elwood I. Kleaver, Jr. ("Kleaver") pursuant to which Kleaver agrees to function as the Company's Chief

Operating Officer ("COO"); and (iii) unanimous approval of this Agreement by the Board provided, however, that if such approval is not unanimous, Employee may elect to declare this Agreement and the Related Agreements null and void.

              3. Amendment No. 4 to the Employment Agreement. Subject to and conditioned upon the occurrence of the Effective Date, Maxicare and the Employee agree that, as of the Effective Date, the Employment Agreement shall be further amended by Amendment No. 4 thereto, as attached hereto and made a part hereof as Exhibit "A" (the Employment Agreement, as amended by Amendment No. 4 thereto, hereinafter referred to "Amended Employment Agreement"). The Amended Employment Agreement shall provide that: (i) the expiration of the term thereof shall be June 30, 1999 (the "Termination Date"), and (ii) effective as of the Effective Date thereof, Employee agrees that he will not stand for re-election for Director of Maxicare nor shall Employee consent to be nominated as a Director of Maxicare at the Annual Meeting of Shareholders scheduled for June 30, 1999. On the Termination Date, Employee shall resign as Chairman, CEO, President and a director of Maxicare and as an employee, officer and/or director of Maxicare's subsidiaries through the delivery to Maxicare of a resignation executed by Employee as attached hereto and made a part hereof as Exhibit "B" (the "Resignation"). Except as otherwise provided herein or in Section 7 or Section 17 below, all rights to any compensation or benefits enjoyed by or due to Employee as part of Employee's employment with Employer pursuant to the Employment Agreement or the Amended Employment Agreement shall cease as of the Termination Date; including but not limited to any rights to office or parking space, vacation or sick pay, use of telephones, xeroxing or facsimile equipment, secretarial assistance, all benefits and/or rights pursuant to Section 5 of the Employment Agreement and additional Stock Options grants after the Termination Date pursuant to
Section 4(c) of the Employment Agreement. Employee further acknowledges and agrees that effective as of the Effective Date: (i) Employee shall not be entitled to any Performance Bonus pursuant to
Section 4(b) of the Employment Agreement or Amended Employment Agreement for 1999 or any period thereafter; (ii) Employee shall waive any future rights to a Sale Bonus under Section 10 of the Employment Agreement; and (iii) Employee shall not be entitled to receive any additional stock option grants pursuant to Section 4(c) of the Employment Agreement. Employee further acknowledges that through the Execution Date, Employee has been reimbursed in full by Maxicare for all reimbursable expenses that Employee would be entitled to reimbursement for pursuant to Section 6 of the Employment Agreement or otherwise. During the period from the Effective Date through the Termination Date (the "Transition Period"), Employee shall continue to serve as the Chairman, CEO, President and a director of Maxicare; however, Employee's powers and duties during the Transition Period shall be solely as set forth by the Executive Committee of the Board (the "Executive Committee"). Employee acknowledges that on the

Effective Date, Maxicare shall engage Kleaver as Chief Operating Officer and all of Maxicare's officers and employees (other than Employee) shall report to Kleaver during the Transition Period. During the Transition Period, Maxicare shall only be entitled to terminate the Amended Employment Agreement (i) for "Cause" pursuant to
Section 7(d) of the Amended Employment Agreement, (ii) due to the "Incapacity" of the Employee or (iii) as a result of the Employee's death.

              4.  Consulting  Agreement.     On  the  Execution  Date,
Employee and Maxicare shall execute a four year consulting agreement, as attached hereto and made a part hereof as Exhibit "C" (the
"Consulting Agreement"). Unless the Amended Employment Agreement terminates as a result of Sections 7(a), 7(b) without "Good Reason", 7(c), 7(d) or 7(f) during the Transition Period, the Consulting Agreement shall commence on July 1, 1999 (the "Commencement Date") and, unless terminated sooner pursuant to the terms thereof, shall terminate on June 30, 2003. During the term of the Consulting Agreement, Employee shall receive a consulting fee of $500,000 per annum. In addition, during the term of the Consulting Agreement, Employee shall receive solely those benefits currently received by Employee pursuant to Section 5 of the Employment Agreement and which are expressly set forth in Schedule 1 attached hereto and made a part hereof. The effectiveness of the Consulting Agreement shall be subject to and conditioned upon the occurrence of the Effective Date unless Employee terminates the Amended Employment Agreement pursuant to Section 7(b) thereof for Good Reason.

              5. Amendments to Loan Agreement and Promissory Notes. On the Execution Date, Employee and Maxicare shall execute Amendment No. 1 to the Loan Agreement dated as of February 18, 1997 between Maxicare and Employee as attached hereto and made a part hereof as Exhibit "D" (the "Amendment No. 1 to the Loan Agreement") and execute Amendment No. 1 to the Pledge Agreement dated as of February 18, 1997 between Maxicare and Employee as attached hereto and made a part hereof as Exhibit "E" (the "Amendment No. 1 to the Pledge Agreement"). On the Effective Date, Employee shall execute and deliver an Amended and Restated Secured Promissory Note that amends and restates the Secured Promissory Note of the Employee dated February 18, 1997 and such Amended and Restated Secured Promissory Note shall be attached hereto and made a part hereof as Exhibit "F" ("Amended and Restated Secured Promissory Note"). The effectiveness of Amendments No.1 to the Loan and Pledge Agreements and the Amended and Restated Secured Promissory Note shall be subject to and conditioned upon both (i) the occurrence of the Effective Date and (ii) expiration of the Amended Employment Agreement on the Termination Date or its earlier termination for any reason, except (y) by Employee pursuant to Section 7(b) of the Amended Employment Agreement without "Good Reason" or (z) for "Cause" pursuant to Section 7(d) of the Amended Employment Agreement. Upon the effectiveness of the Amended and Restated Secured

Promissory Note, Maxicare shall cancel and deliver to Employee the Secured Promissory Note of the Employee dated February 18, 1997.

              6. Cancellation of Promissory Note dated July 30, 1998. On the Effective Date, Maxicare shall cancel and deliver to Employee the Promissory Note dated July 30, 1998, in the principal amount of $143,118 (the "1998 Note"). The effectiveness of the cancellation of the 1998 Note shall be subject to and conditioned upon both (i) the occurrence of the Effective Date and (ii) expiration of the Amended Employment Agreement on the Termination Date or its earlier termination for any reason, except (y) by Employee pursuant to Section 7(b) of the Amended Employment Agreement without "Good Reason" or (z) for "Cause" pursuant to Section 7(d) of the Amended Employment Agreement.

              7. Payments to Executive. Maxicare agrees to pay Employee all salary, wages, vacation pay or other compensation and benefits due, accrued and unpaid pursuant to the Amended Employment Agreement through the Termination Date, or its earlier termination pursuant to Section 7 thereof.

              8. Amendments to outstanding Options under the 1996 Senior Executive Stock Option Plan. On the Execution Date, Maxicare shall deliver to Employee an Amendment No.1 to the Option Agreement and shall approve and implement Amendment No.2 to the Maxicare Health Plans, Inc. Senior Executives 1996 Stock Option Plan ("Plan Amendment No.2"), as attached hereto and made a part hereof, as Exhibits "G-1" and ""G-2", respectively, with respect to those options granted prior to the Execution Date to Employee under the Maxicare Health Plans, Inc. Senior Executives 1996 Stock Option Plan listed in Schedule 2 as attached hereto and made a part hereof (the "Amended Options"). The Amended Options shall have a term expiring on January 1, 2005 and an exercise price equal to $1.875 over the average closing trade price of Maxicare's Common Stock for the last five trading days immediately preceding the Effective Date. The effectiveness of Amendment No.1 to the Option Agreement and Plan Amendment No. 2, shall be subject to and conditioned upon both (i) the occurrence of the Effective Date and
(ii) expiration of the Amended Employment Agreement on the Termination Date or its earlier termination for any reason, except (y) by Employee pursuant to Section 7(b) of the Amended Employment Agreement without "Good Reason" or (z) for "Cause" pursuant to Section 7(d) of the Amended Employment Agreement.

              9. Amendment to outstanding Options dated as of August 31, 1989. On the Execution Date, Maxicare shall deliver to Employee an Amended and Restated Option Agreement, as attached hereto and made a part hereof as Exhibit "H", with respect to options to purchase 277,777.5 shares of Maxicare's Common Stock at $6.54 per share granted to Employee pursuant to that certain Option Agreement with Maxicare dated, as of August 31, 1989, as amended by Amendment No. 1 dated

April 1, 1996 (the "Amended and Restated Confirmation Options"). The Amended and Restated Confirmation Options shall provide that Employee shall be entitled to exercise all outstanding Options subject thereto through and until December 5, 2000. The effectiveness of the Amended and Restated Option Agreement shall be subject to and conditioned upon both (i) the occurrence of the Effective Date and (ii) expiration of the Amended Employment Agreement on the Termination Date or its earlier termination for any reason, except (y) by Employee pursuant to
Section 7(b) of the Amended Employment Agreement without "Good Reason" or (z) for "Cause" pursuant to Section 7(d) of the Amended Employment Agreement.

              10. Amendment to Supplemental Executive Retirement Plan. On the Execution Date, Maxicare shall execute Amendment No. 3, as attached hereto and made a part hereto as Exhibit "I" to the Maxicare Health Plans, Inc. Supplemental Executive Retirement Plan (the "SERP") dated as of January 1, 1997, as amended by Amendment No. 1, dated as of March 28, 1998 and Amendment No. 2, dated as of May 8, 1998 ("Amendment No. 3 to the SERP"). Amendment No. 3 to the SERP which shall become effective on the Commencement Date, shall provide among other things that Employee shall continue to accrue rights and benefits under the SERP during the term of the Consulting Agreement. The effectiveness of Amendment No. 3 to the SERP shall be subject to and conditioned upon both (i) the occurrence of the Effective Date and
(ii) expiration of the Amended Employment Agreement on the Termination Date or its earlier termination for any reason, except (y) by Employee pursuant to Section 7(b) of the Amended Employment Agreement without "Good Reason" or (z) for "Cause" pursuant to Section 7(d) of the Amended Employment Agreement.

              11. Attorneys Fees. On the Effective Date, in connection with the negotiation and documentation of this Agreement and the Related Agreements, Maxicare agrees to pay the Firm of Valensi, Rose & Magaram ("VR&M") the sum of $50,000.

              12. Release of Maxicare Released Parties.

                  (a)   Except as expressly set forth in Section 12(b)
below and subject to and conditioned upon the occurrence of each of the following conditions: (i) the Effective Date; (ii) Maxicare's satisfactions of its obligations under the Amended Employment Agreement through the expiration of the Amended Employment Agreement Termination Date or its earlier termination for any reason, except such termination by  reason  of  Section  7(b)  for "Good Reason"; and
(iii) the delivery of each of the Related Agreements which have been fully executed, this Section 12 shall become effective on the Termination Date or the earlier termination of the Amended Employment Agreement for any reason, except by Employee pursuant to Section 7(b) thereof for "Good Reason", Employee, on his own behalf and on behalf of his agents, attorneys, representatives, assigns, transferees, predecessors in interest, successors in interest, joint venturers, partners, employees, officers, directors, heirs, legatees, executors, administrators, and servants (all of which for convenience are hereinafter referred to as the "Employee Releasing Parties"), hereby releases and absolutely and forever discharges Maxicare, its agents, attorneys, representatives, assigns, transferees, predecessors in interest, successors in interest, affiliates, subsidiaries, joint venturers, partners, and their respective employees, officers, directors, heirs, legatees, executors, administrators, and servants (all of which for convenience are hereinafter referred to as "Maxicare Released Parties"), from, and shall indemnify and hold Maxicare and the Maxicare Released Parties harmless from and against, any and all rights, claims, demands, damages, debts, liabilities, accounts, obligations, reckonings, liens, attorney's fees, costs, expenses, actions and causes of action of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, based upon statute, common law or otherwise, which Employee and/or any of the Employee Releasing Parties has, own or hold, or at any time heretofore ever had, owned or held, or may hereafter have, own or hold based upon or related to any fact, thing, act, event, happening, inaction or omission occurring or existing at any time up to and including the Termination Date (collectively "Employee Claims"), including but not limited to those arising out of, relating to or in connection with Employee's employment with Maxicare, the Employment Agreement, the Amended Employment Agreement and any compensation or benefit of any nature whatsoever which may be due Employee or which may become due Employee as a result of Employee's employment or consulting services by Maxicare or any of the Maxicare Released Parties, and the termination thereof; severance benefits or other compensation or benefits due to Employee pursuant to Sections 4, 5, 6, 8, 9, 10, 16 and 18(f) of the Employment Agreement and the Amended Employment Agreement and all Employee Claims, compensation and/or benefits arising out of or relating to the Employment Agreement, the Amended Employment Agreement or the termination thereof (all of which for convenience are hereinafter referred to as the "Employee Released Matters").

                  (b) Employee Released Matters shall not extend to any rights or claims which: (i) Employee may have or which may in the future arise under Sections 11 ("Indemnification"), 14 ("Advance of Fees and Expenses"), 18(d) ("Construction") and 18(g) ("Jurisdiction") of the Amended Employment Agreement or (ii) which may arise with respect to any breach by the Company of the Amended Employment Agreement.

              13. Release of Employee.

                  (a) Except as set forth in Section 13 (b) below and subject to and conditioned upon the occurrence of each of the following: (i) the Effective Date, (ii) expiration of the Amended

Employment Agreement on the Termination Date or its earlier termination for any reason, except (y) by Employee pursuant to Section 7(b) of the Amended Employment Agreement without "Good Reason" or (z) for "Cause" pursuant to Section 7(d) of the Amended Employment Agreement and (iii) the delivery of each of the Related Agreements which have been fully executed, on the Termination Date, this Section 13 shall become effective and Maxicare, on its own behalf and on behalf of its subsidiaries, "affiliates" (as such term is defined under the Securities Exchange Act of 1934, as amended), officers, directors, employees, shareholders, agents, attorneys, accountants, representatives, assigns, transferees, predecessors in interest, successors in interest, joint venturers, partners and servants (all of which for convenience are hereinafter referred to as the "Maxicare Releasing Parties"), shall hereby release and absolutely and forever discharges Employee, its agents, attorneys, representatives, assigns, transferees, successors in interest, and their respective employees, officers, directors, heirs, legatees, executors, administrators, and servants (all of which for convenience are hereinafter referred to as "Employee Released Parties"), from, and shall indemnify and hold Employee and the Employee Released Parties harmless from and against, any and all rights, claims, demands, damages, debts, liabilities, accounts, obligations, reckonings, liens, attorney's fees, costs, expenses, actions and causes of action of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, based upon statute, common law or otherwise, which Maxicare and/or any of the Maxicare Releasing Parties has, own or hold, or at any time heretofore ever had, owned or held, or may hereafter have, own or hold based upon or related to any fact, thing, act, event, happening, inaction or omission occurring or existing at any time up to, including the Termination Date (collectively "Maxicare Claims"), arising out of or in connection with (i) Employee's employment with Maxicare; (ii) Employee's service as a Director of Maxicare; (iii) Employee's services as an officer and/or director of any parent, subsidiary or affiliate of Maxicare (collectively with Maxicare, hereinafter the "Company"); (iv) Employee's service as a consultant;
(v) any actions or failure to act by the Employee on behalf of the Company; and (vi) all obligations of Employee to the Company pursuant to the Amended Employment Agreement, Employment Agreement or the Old Employment Agreement (all of which for convenience are hereinafter referred to as the "Maxicare Released Matters").

                  (b) Maxicare Released Matters shall not extend to any rights or claims which Company may have or which may in the future arise with respect to (i) (y) "willful" actions or misconduct which are materially injurious to the Company; provided, however that to be considered willful an act must be done in bad faith and without reasonable belief on the part of the Employee that the action was in the interests of the Company or (z) conviction by final judgment of Employee of a felony or a crime involving moral turpitude, theft, fraud or dishonesty with respect to Employee's actions or failure to act as an officer, director or employee of the Company; or (ii) Sections 11 ("Indemnification'), 14 ("Advance of Fees and Expenses"), 18(d) ("Construction") and 18(g) ("Jurisdiction") of the Amended Employment Agreement or (iii) any breaches by Employee of the Amended Employment Agreement.

              14. Applicability of California Civil Code Section 1542. Employee Releasing Parties and Maxicare Releasing Parties (collectively the "Releasing Parties") waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of State of California with respect to the Employee Released Matters and Maxicare Released Matters. The Releasing Parties understand that the facts with respect to the releases contained in this Agreement may hereinafter turn out to be other than or different from the facts in that connection now known or believed by the Releasing Parties to be true; and the Releasing Parties hereby accepts and assumes the risk of the facts turning out to be different and agrees that this Agreement shall be and remain in all respects effective and not subject to termination or rescission by virtue of any such difference in facts.

              Section  1542  of  the  Civil   Code  of  the  State  of
California reads as follows:

 "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

              15. Releases Contained Herein Irrevocable; Covenant Not to Sue. Upon the effectiveness of the releases set forth in Sections 12 and 13 above, the releases contained herein shall become irrevocable with respect to the Maxicare and/or Employee Released Parties (collectively, the "Released Parties") as to the Maxicare and/or Employee Released Matters (collectively, the "Released Matters"). Furthermore, the Releasing Parties hereby covenant and agree that they will forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action or other proceeding against the Released Parties based on, arising out of, or in connection with the Released Matters. Notwithstanding the foregoing, nothing contained herein shall preclude Employee or Maxicare from exercising their respective rights subject to Section 23(h) hereof in the event the other party breaches any of its obligations hereunder.

              16. Withholding Taxes. Employee understands and agrees that Maxicare shall be entitled to and shall withhold from any payment required hereby such applicable state and federal withholding or similar taxes as may be required.

              17. Survival of Amended Employment Agreement Provisions. The rights and/or obligations of Maxicare and Employee under Sections

11, 12, 13, 14, 18(d) and 18(g) of the Amended Employment Agreement shall not be affected hereby, which rights and obligations or provisions shall survive in accordance with the terms of the Amended Employment Agreement. Except as expressly set forth above all of the terms and provisions of the Amended Employment Agreement shall be terminated and no longer of any force or effect as of the Termination Date.

              18. No Representations. The parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties' agents, attorneys or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

              19. Federal  Age   Discrimination   in  Employment  Act.
Employee  acknowledges and agrees that:

                  (a) This Agreement constitutes a voluntary waiver of any and all rights and claims Employee has against the Maxicare Released Parties as of the date of the Employee's execution of this Agreement under the Federal Age Discrimination in Employment Act of 1986, 29 U.S.C. Section 621, et. seq.;

                  (b) Employee has waived rights or Employee Claims pursuant to this Agreement, including, but not limited to, remuneration for which Employee is entitled, in exchange for the consideration received from Maxicare, including but not limited to agreements and obligations of Maxicare contained in the Related Agreements, the value of which exceeds payment or remuneration to which Employee was already entitled;

                  (c) Employee has been advised to consult with an attorney concerning this Agreement prior to executing it;
                  (d) Employee was given twenty-one (21) days to consider the terms of this Agreement or expressly waived such consideration period; and

                  (e) Employee may revoke this Agreement at any time during the seven (7) days following Employee's execution of this Agreement and that this Agreement does not become effective or enforceable until the Release Revocation Period has expired, which will be the Effective Date of this Agreement.

              20. Release of Future Rights and Benefits. Employee acknowledges and agrees that the Company, at the Employee's request, has agreed to the agreements and obligations contained in the Related Agreements as full satisfaction and discharge of Employee's rights and any Employee Claims with respect to certain benefits and future contingent compensation under the Employment Agreement and the Amended Employment Agreement, including but not limited to (i) Employee's relinquishment of all rights and future benefits after the Termination Date under Section 5 of the Employment Agreement in existing benefit plans and plans which may in the future be established; (ii) potential Sale Bonuses after the Effective Date pursuant to Section 10 of the Employment Agreement; (iii) payments as a result of a Change of Control after the Termination Date pursuant to Sections 8 (a)(i) and 8
(a)(ii) of the Employment Agreement (the "Change of Control Payment"); and (iv) potential Performance Bonuses payable after the Effective Date under Section 4(b) of the Employment Agreement. Employee is aware that the value of the future benefits being relinquished by such Employee could greatly exceed the payments and obligations of Maxicare under the Related Agreements and the value of the future Performance Bonuses, Change of Control Payment and Sale Bonus could in the aggregate exceed $8,000,000. Except for those benefits set forth in
Schedule 1, nothing contained herein, shall require Maxicare to maintain any plan or benefit program for its employees or executives or prohibit Maxicare from establishing any new benefits or plans in the future any rights or interests to which Employee is expressly waiving by the terms hereof. Notwithstanding the foregoing and without the encouragement by or request of the Company, the Employee has elected to forego these rights and benefits and certain other rights in return for the consideration to be received by Employee pursuant to the Related Agreements.

              21. Non-Assignment of Released Matters. Employee represents and warrants that Employee has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or corporation whomsoever any Employee Claim. In the event that any Employee Claim arising out of or relating to an Employee Released Matter should be made or instituted against any Maxicare Released Parties because of any such purported assignment or transfer, Employee agrees to indemnify and hold harmless such Maxicare Released Parties and to satisfy any such Employee Claim, including reasonable expenses of investigation, attorneys' fees and costs relating thereto.

              22. Representation by Counsel. Employee acknowledges that Maxicare has advised Employee to seek the advice of counsel in connection with Employee's rights with respect to the Employment Agreement, Amended Employment Agreement, Related Agreements, the termination of his employment with Maxicare and this Agreement. In connection therewith, Employee has been represented by and has consulted with counsel of his own choice throughout the Release Review Period, VR&M, with respect to the above and the negotiations which preceded Employee's execution of this Agreement and during the Release Revocation Period. In connection with the foregoing, Employee and Maxicare acknowledge that Maxicare has been represented by the firm of Jeffer, Mangels, Butler & Marmaro LLP ("JMBM") in connection with the negotiation, documentation and execution of this Agreement and the Related Agreements. Employee and Maxicare further acknowledge that JMBM has in the past represented Diane's Designs, a corporation owned by Employee and Employee's spouse and that JMBM does not now currently represent Diane's Designs. In connection with all matters relating to this Agreement and Related Agreements, JMBM has represented solely the interest of Maxicare.

              23. Miscellaneous

                  (a) Employee acknowledges that this Agreement affects the settlement of claims which are denied and contested by Maxicare, and that nothing contained herein shall be construed as an admission of liability by or on behalf of Maxicare, by whom liability is expressly denied. In addition, Maxicare acknowledges that this Agreement affects the settlement of claims which are denied and contested by Employee, and that nothing contained herein shall be construed as an admission of liability by or on behalf of Employee, by whom liability is expressly denied.

                  (b) This Agreement shall be binding upon and shall inure to the benefit of (and be enforceable by) Employee and his respective legal heirs in the event of Employee's death or incompetency. All of the covenants and arguments herein contained in favor of the Maxicare Released Parties are for the express benefit of each and all of them.

                  (c) This Agreement is made and entered into in the State of California and shall be interpreted and enforced under and pursuant to the laws of said jurisdiction.

                  (d) Wherever in this Agreement the context may require, the masculine gender shall be deemed to include the feminine and/or neuter, and the singular to include the plural.

                  (e) This Agreement shall be binding upon and inure to the benefit of Maxicare, Employee, the Released Parties and their respective successors and assigns. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Maxicare or by any merger, reorganization or other transaction in which Maxicare is not the surviving or resulting corporation or upon any transfer of all or substantially all of the assets of Maxicare in the event of any such merger, or transfer of assets.

                  (f) This Agreement may not be modified, altered or amended except by an instrument in writing signed by the parties hereto.

                  (g)   Nothing  in  the   Agreement  is  intended  to
require or shall be construed as requiring Maxicare to do or fail to do any act in violation of applicable law. If any provision of this

Agreement is invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

                  (h) The parties hereto agree that any and all disputes hereunder, including but not limited to, any purported breach by Maxicare or Employee of their obligations pursuant to this Agreement, shall be submitted to a court located in Los Angeles, California and in this regard, the parties agree that they shall consent to personal jurisdiction in any state and/or the United States District Court for the Central District of California sitting in Los Angeles, California and agree to venue in the State of California. All costs and expenses (including attorneys' fees) incurred by the parties in connection with any dispute arising under this Agreement, shall be apportioned between the parties by such court based upon such court's determination of the merits of their respective positions.

                  (i) Any notice to Maxicare required or permitted hereunder shall be given in writing to Maxicare, either by personal service, telex, telecopier or, if by mail, by registered or certified mail return receipt requested, postage prepaid, duly addressed to the Secretary of Maxicare at the address set forth above or to such other addresses as Maxicare may hereinafter notify Employee, with a copy to Barry L. Burten, Esq., Jeffer, Mangels, Butler & Marmaro LLP, 2121 Avenue of the Stars, 10th Floor, Los Angeles, California 90067. Any such notice to Employee shall be given in a like manner, and if mailed shall be addressed to Employee at Employee's home address set forth above with a copy to Philip S. Magaram, Esq., Valensi Rose & Magaram PLC, 1800 Avenue of the Stars, Suite 1000, Los Angeles, California 90067. For the purpose of determining compliance with any time limit herein, a notice shall be deemed given on the fifth business day following the postmarked date, if mailed, or the date of delivery if personally delivered or delivered by telex or telecopier.

                  (j) A waiver by either party of any term or condition of this Agreement or any breach thereof, in any one instance, shall not be deemed or construed to be a waiver of such term or condition or of any subsequent breach thereof.

                  (k)   The   paragraph   and   subparagraph  headings
contained in this Agreement are solely for convenience and shall not be considered in its interpretation.

                  (l) This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

                  (m) Employee represents and agrees that Employee has carefully read and fully understands all of the provisions of this

Agreement and is voluntarily entering into this Agreement.

                  (n) Employee and Maxicare hereby agree that there will be a mutually agreeable press release upon the occurrence of execution of this Agreement and the Related Agreements.

              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                MAXICARE HEALTH PLANS, INC.
                                a Delaware corporation


By: /s/ Alan D. Bloom           By:     /s/     Richard     A.    Link
Alan D. Bloom, Secretary        Richard A. Link, Executive
                                Vice President and Chief
                                Financial Officer

                                 "EMPLOYEE"


                                /s/ Peter J. Ratican
                                Peter J. Ratican

                           Schedule 1

                 Description of Company Benefits


     o        Basic life insurance (underwritten  by Maxicare Life and
              Health  Insurance  Company  -   "MLH");  face  value  of
              $1,200,000.

     o Basic Accidental Death and Dismemberment (underwritten by Transamerica); policy value of $500,000.

     o        Long term disability (underwritten by UNUM).

     o        Indemnity  medical   coverage   (underwritten  by  MLH);
              subscriber and dependents.

     o Indemnity dental coverage (underwritten by SafeHealth Insurance Company); subscriber and dependents.

     o        Maxicare medical coverage; subscriber and dependents.

     o        Maxicare dental coverage; subscriber and dependents.

     o        Maxicare Health  Plans,  Inc.  -  Supplemental Executive
              Retirement Plan.

                               Schedule 2

              Options Previously Granted Under the Maxicare Health Plans, Inc. 1996 Senior Executives Stock Option Plan


                                        Exercise
Number of Shares  Date of Grant   Price Expiration  Date

    70,000        July 26, 1996         $14.75      July 26, 2006

    70,000        January 1, 1997       $22.25      January 1, 2007

    70,000        January 1, 1998       $10.88      January 1, 2008